Exhibit 99.4
CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
Item 8. Financial Statements and Supplementary Data.
The following financial statements and schedule are filed as a part of this Report:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2006 and 2005
Consolidated Statements of Income for the years ended December 31, 2006, 2005 and 2004
Consolidated Statements of Comprehensive Income for the years ended December 31, 2006, 2005 and 2004
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2006, 2005 and 2004
Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004
Notes to Consolidated Financial Statements
Schedule III – Real Estate and Accumulated Depreciation as of December 31, 2006
Notes to Schedule III
Financial statement schedules other than those listed above are omitted because the required information is given in the financial statements, including the notes thereto, or because the conditions requiring their filing do not exist.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Corporate Property Associates 15 Incorporated:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Corporate Property Associates 15 Incorporated and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, the Company adopted EITF 04-05 in 2006.
/s/ PricewaterhouseCoopers LLP
New York, New York
March 22, 2007, except with respect to our opinion insofar as it relates to the effects of the discontinued operations as discussed in Notes 5, 9, 11, 17 and 19, as to which the date is March 7, 2008

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2006	2005

Assets
Real estate, net	$2,129,076	$1,754,493
Net investment in direct financing leases	480,699	440,415
Equity investments in real estate	116,577	185,055
Real estate under construction	11,587	—
Assets held for sale	—	13,873
Cash and cash equivalents	174,375	131,448
Marketable securities	11,167	11,323
Intangible assets, net	285,651	236,871
Funds in escrow	56,900	44,734
Other assets, net	70,264	38,289

Total assets	$3,336,296	$2,856,501

Liabilities and Shareholders’ Equity
Liabilities:
Limited recourse mortgage notes payable	$1,845,884	$1,469,149
Limited recourse mortgage notes payable on assets held for sale	—	7,831
Accrued interest	12,112	8,380
Accounts payable, accrued expenses and other liabilities	14,990	18,671
Due to affiliates	11,746	7,731
Deferred acquisition fees payable to affiliate	27,957	33,953
Prepaid and deferred rental income and security deposits	80,763	56,184
Distributions payable	21,099	20,460

Total liabilities	2,014,551	1,622,359

Minority interest in consolidated entities	275,809	198,942

Commitments and contingencies (Note 14)
Shareholders’ equity:
Common stock, $0.001 par value; 240,000,000 shares authorized; 132,562,897 and 129,310,515 shares issued and outstanding, respectively	133	129
Additional paid-in capital	1,211,624	1,178,700
Distributions in excess of accumulated earnings	(139,223)	(122,369)
Accumulated other comprehensive income (loss)	13,245	(5,597)

	1,085,779	1,050,863
Less, treasury stock at cost, 4,178,710 and 1,751,690 shares, respectively	(39,843)	(15,663)

Total shareholders’ equity	1,045,936	1,035,200

Total liabilities and shareholders’ equity	$3,336,296	$2,856,501

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	For the years ended December 31,
	2006	2005	2004
Revenues:
Rental income	$224,107	$163,684	$111,399
Interest income from direct financing leases	41,515	32,831	18,097
Other real estate income	15,088	6,506	2,634

	280,710	203,021	132,130

Operating Expenses:
Depreciation and amortization	(59,439)	(45,319)	(29,331)
Property expenses	(37,003)	(31,281)	(19,755)
General and administrative	(10,694)	(10,591)	(8,411)
Impairment charge	(13,646)	—	—

	(120,782)	(87,191)	(57,497)

Other Income and Expenses:
Income from equity investments in real estate	7,849	15,499	10,065
Other interest income	7,042	4,368	3,291
Minority interest in income	(19,635)	(11,498)	(6,700)
Gain (loss) on foreign currency transactions and other gains, net	4,191	(3,208)	5,457
Interest expense	(121,833)	(81,275)	(48,533)

	(122,386)	(76,114)	(36,420)

Income from continuing operations	37,542	39,716	38,213

Discontinued Operations:
Income from operations of discontinued properties	6,045	7,631	7,940
Gain on sale of real estate, net	48,870	571	478
Impairment charges on assets held for sale	(14,646)	(1,210)	(5,000)
Minority interest in income	(11,176)	(2,899)	(2,745)

Income from discontinued operations	29,093	4,093	673

Net Income	$66,635	$43,809	$38,886

Earnings Per Share:
Income from continuing operations	$0.29	$0.31	$0.33
Income from discontinued operations	0.23	0.04	0.01

Net income	$0.52	$0.35	$0.34

Distributions Declared Per Share	$0.6516	$0.6386	$0.6306

Weighted Average Shares Outstanding	128,478,526	126,926,108	112,766,233

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	For the years ended December 31,
	2006	2005	2004
Net income	$66,635	$43,809	$38,886
Other comprehensive income (loss):
Change in foreign currency translation adjustment	14,967	(10,920)	3,118
Change in unrealized gain (loss) on marketable securities	190	(491)	344
Unrealized gain (loss) on derivative instruments	3,685	(375)	(528)

	18,842	(11,786)	2,934

Comprehensive income	$85,477	$32,023	$41,820

The accompanying notes are an integral part of these consolidated financial statements.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2006, 2005 and 2004
(in thousands, except share and per share amounts)

			Distributions in	Accumulated
			Excess of	Other
	Common	Additional	Accumulated	Comprehensive	Treasury
	Stock	Paid-in Capital	Earnings	Income (Loss)	Stock	Total
Balance at January 1, 2004	$106	$944,788	$(52,887)	$3,255	$(171)	$895,091
20,328,907 shares issued $.001 par, at $10 per share, net of offering costs	20	202,350				202,370
Distributions declared			(71,150)			(71,150)
Net income			38,886			38,886
Change in other comprehensive income (loss)				2,934		2,934
Repurchase of 397,342 shares					(3,923)	(3,923)

Balance at December 31, 2004	126	1,147,138	(85,151)	6,189	(4,094)	1,064,208

3,300,589 shares issued $.001 par, at $10 per share, net of offering costs	3	31,562				31,565
Distributions declared			(81,027)			(81,027)
Net income			43,809			43,809
Change in other comprehensive income (loss)				(11,786)		(11,786)
Repurchase of 1,335,541 shares					(11,569)	(11,569)

Balance at December 31, 2005	129	1,178,700	(122,369)	(5,597)	(15,663)	1,035,200

3,252,382 shares issued $.001 par, at $10 and $10.50 per share, net of offering costs	4	32,924				32,928
Distributions declared			(83,489)			(83,489)
Net income			66,635			66,635
Change in other comprehensive income (loss)				18,842		18,842
Repurchase of 2,427,020 shares					(24,180)	(24,180)

Balance at December 31, 2006	$133	$1,211,624	$(139,223)	$13,245	$(39,843)	$1,045,936

The accompanying notes are an integral part of these consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the years ended December 31,
	2006	2005	2004
Cash Flows from Operating Activities:
Net income	$66,635	$43,809	$38,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including intangible assets and deferred financing costs	62,142	52,003	35,105
Income from equity investments in real estate in excess of distributions received	(1,891)	(1,101)	(632)
Minority interest in income	30,811	14,397	9,445
Straight-line rent adjustments	1,220	1,189	(5,200)
Issuance of shares to affiliate in satisfaction of fees due	13,440	11,190	6,487
Impairment charges	28,292	1,210	5,000
Unrealized gain (loss) on foreign currency transactions and other gains, net	(3,299)	2,563	(2,043)
Gains on sale of real estate, net	(48,870)	(571)	(478)
Realized gain (loss) on foreign currency transactions	(824)	645	(3,414)
Gain on extinguishment of debt	—	(363)	—
Funds released from escrow and restricted cash	11,770	—	—
Settlement proceeds assigned to tenant / lender	(7,678)	(338)	(2,754)
Changes in operating assets and liabilities, net of operating assets acquired and liabilities assumed in connection with acquisition of business operations	(6,930)	(584)	10,319

Net cash provided by operating activities	144,818	124,049	90,721

Cash Flows from Investing Activities:
Distributions from equity investments in real estate in excess of equity income	1,184	3,069	1,570
Acquisitions of real estate and equity investments in real estate and other capitalized costs (a)	(202,890)	(394,128)	(688,335)
Payment of deferred acquisition fees to an affiliate	(9,455)	(6,001)	(3,253)
Purchase of short-term investments	—	—	(17,782)
Proceeds from redemption of short-term investments	—	—	55,615
Purchases of securities	—	—	(39,125)
Proceeds from sales of securities	—	20,000	130,125
Value added taxes recoverable on purchases of real estate	—	—	5,134
Proceeds from sale of real estate and equipment	237,985	23,723	16,828
Deposit of escrow from proceeds from sale of real estate	(4,754)	—	—
Increase in cash due to consolidation of certain ventures	8,181	—	—
Cash acquired in acquisition of business operations (b)	—	—	86,626
Cash payments to shareholders of acquired company	—	—	(231,826)

Net cash provided by (used in) investing activities	30,251	(353,337)	(684,423)

Cash Flows from Financing Activities:
Distributions paid	(82,850)	(80,475)	(67,797)
Distributions to minority interest partners	(122,745)	(18,505)	(6,900)
Contributions from minority interest partners	67,101	37,589	76,720
Proceeds from mortgages (c)	243,842	301,493	495,954
Prepayment of mortgage principal	(205,883)	—	—
Scheduled payments of mortgage principal	(30,339)	(26,272)	(13,206)
Deferred financing costs and mortgage deposits, net of deposits refunded	(399)	(585)	(163)
Prepayment of note payable	—	—	(3,862)
Loan from affiliate	84,000	—	—
Repayment of loan from affiliate	(84,000)	—	—
Proceeds from issuance of shares, net of costs	19,488	20,375	21,954
Purchase of treasury stock	(24,180)	(11,569)	(3,923)

Net cash (used in) provided by financing activities	(135,965)	222,051	498,777

Effect of exchange rate changes on cash	3,823	(5,837)	4,230

Net increase (decrease) in cash and cash equivalents	42,927	(13,074)	(90,695)
Cash and cash equivalents, beginning of year	131,448	144,522	235,217

Cash and cash equivalents, end of year	$174,375	$131,448	$144,522

The accompanying notes are an integral part of these consolidated financial statements.
(Continued)

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share and per share amounts)
Non-cash investing and financing activities:
(a)	The cost basis of real estate investments acquired during 2006, 2005 and 2004 also includes deferred acquisition fees payable to W. P. Carey & Co. LLC of $3,459, $5,304 and $13,899, respectively.

(b)	The merger with Carey Institutional Properties Incorporated (“CIP®”), as described in Note 3 to the consolidated financial statements, consisted of the acquisition and assumption of certain assets and liabilities, respectively, at fair value in exchange for the issuance of shares, a cash payment to CIP® shareholders who elected to redeem their shares and certain costs, as follows:

Real estate accounted for under operating leases	$228,465
Net investment in direct financing leases	136,638
Intangible assets	106,641
Equity investments in real estate	94,251
Investment in mortgage loan securitization	11,999
Other assets	3,255
Mortgage notes payable net (cost $205,572)	(202,186)
Amounts due to CIP® shareholders (i)	(231,826)
Other liabilities (ii)	(24,161)
Minority interest	(35,497)
Issuance of common stock	(174,205)

Cash acquired in acquisition of CIP®’s business operations	$86,626

As part of the merger, the Company issued 17,420,571 shares of common stock of the Company to shareholders of CIP® in exchange for 15,982,176 shares of common stock of CIP®.

(i)	Consists of distribution payable of $90,913 and $140,913 for redemption of shares, both of which were paid in 2004.

(ii)	Includes current and deferred fees of $6,385 and $5,108 payable to the advisor (see Note 4 to the consolidated financial statements).
(c)	Net of $7,678 and $1,941 held back by tenant / lenders to fund escrow accounts in 2006 and 2004. No such funds were held back by lenders in 2005.
Supplemental cash flow information:

	For the years ended December 31,
	2006	2005	2004
Interest paid, net of amounts capitalized	$107,569	$86,417	$53,639

Interest capitalized	$240	$654	$3,298

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)
Note 1. Business
Corporate Property Associates 15 Incorporated (the “Company”) is a real estate investment trust (“REIT”) that invests in commercial properties leased to companies domestically and internationally. The primary source of the Company’s revenue is earned from leasing real estate, primarily on a triple-net basis. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, tenant defaults and sales of properties. As of December 31, 2006, the Company’s portfolio consisted of 334 properties leased to 83 tenants and totaling approximately 30.7 million square feet. Subject to certain restrictions and limitations, the business of the Company is managed by W. P. Carey & Co. LLC (“WPC”) and its subsidiaries (collectively referred to as the “advisor”). As of December 31, 2006, the advisor owns 4,528,437 shares of the Company’s common stock.
Organization
The Company was formed as a Maryland corporation on February 26, 2001. Between November 7, 2001 and November 8, 2002, the Company sold a total of 39,930,312 shares of common stock for gross proceeds of $399,303 in gross offering proceeds. Between March 20, 2003 and August 7, 2003, the Company completed an offering for an additional 64,687,294 shares of its common stock to the public, for gross proceeds of $646,873. These proceeds have been combined with limited recourse mortgage debt to purchase the Company’s real estate portfolio. As a REIT, the Company is not subject to U.S. federal income taxation as long as it satisfies certain requirements relating to the nature of its income, the level of its distributions and other factors.
On September 1, 2004, the Company completed a merger (the “Merger”) with CIP®, an affiliate, for a total purchase price $519,477. Refer to Note 3 for details of the Merger.
Note 2. Summary of Significant Accounting Policies
Basis of Consolidation
When the Company obtains an economic interest in an entity, the Company evaluates the entity to determine if the entity is deemed a variable interest entity (“VIE”), and if the Company is deemed to be the primary beneficiary, in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). The Company consolidates (i) entities that are VIEs and of which the Company is deemed to be the primary beneficiary and (ii) entities that are non-VIEs which the Company controls. Entities that the Company accounts for under the equity method (i.e., at cost, increased or decreased by the Company’s share of earnings or losses, less distributions) include (i) entities that are VIEs and of which the Company is not deemed to be the primary beneficiary and (ii) entities that are non-VIEs which the Company does not control, but over which the Company has the ability to exercise significant influence. The Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is if certain events occur that are likely to cause a change in the original determinations.
During 2005, the Company entered into a joint venture with CPA®:16-Global, an affiliate, in which both own a 50% interest in a property in Paris, France that is leased to the Prefecture de Police. In accordance with FIN 46(R), the Company consolidates this VIE as it believes that the Company is the primary beneficiary.
In June 2005, the Emerging Issues Task Force issued EITF 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). The scope of EITF 04-05 is limited to limited partnerships or similar entities that are not variable interest entities under FIN 46(R). The Task Force reached a consensus that the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. This presumption may be overcome if the agreements provide the limited partners with either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. If it is deemed that the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, the general partner shall account for its investment in the limited partnership using the equity method of accounting. The Company adopted EITF 04-05 in June 2005 for all arrangements created or modified after June 29, 2005. For all other arrangements, the Company adopted EITF 04-05 on January 1, 2006. As a result of adopting EITF 04-05, the Company now consolidates five limited partnerships and two limited liability companies with total assets of $452,421 and total liabilities of $261,752 at December 31, 2006 that were previously accounted for under the equity method of accounting. The portion of these entities not owned by the Company is presented as minority interest as of and during the periods consolidated. All material inter-entity transactions have been eliminated.

Notes To Consolidated Financial Statements
The Company has interests in five joint ventures that are consolidated and has minority interests that have finite lives and were considered mandatorily redeemable non-controlling interests prior to the issuance of FSP 150-3. As a result of the deferral provisions of FSP 150-3, these minority interests have not been reflected as liabilities. The carrying value of these minority interests at December 31, 2006 and 2005 was $32,622 and $62,812, respectively. The fair value of these minority interests at December 31, 2006 and 2005 was $65,794 and $56,360, respectively.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications and Revisions
Certain prior year amounts have been reclassified to conform to the current year’s financial statement presentation. The consolidated financial statements included in this Form 10-K have been adjusted to reflect the disposition (or planned disposition) of certain properties as discontinued operations for all periods presented.
Purchase Price Allocation
In connection with the Company’s acquisition of properties, purchase costs are allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land, buildings and tenant improvements, are determined as if vacant. Intangible assets including the above-market value of leases, the value of in-place leases and the value of tenant relationships are recorded at their relative fair values. Below-market value of leases are also recorded at their relative fair values and are included in other liabilities in the accompanying consolidated financial statements.
Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition of the properties and (ii) management’s estimate of fair market lease rates for the property or equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease value is amortized as a reduction of rental income over the remaining non-cancelable term of each lease. The capitalized below-market lease value is amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases.
The total amount of other intangibles is allocated to in-place lease values and tenant relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with each tenant. Characteristics that are considered in allocating these values include the nature and extent of the existing relationship with the tenant, prospects for developing new business with the tenant, the tenant’s credit quality and the expectation of lease renewals among other factors. Third party appraisals or management’s estimates are used to determine these values.
Factors considered in the analysis include the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. The Company also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on management’s assessment of specific market conditions. Management also considers estimated costs to execute leases, including commissions and legal costs, to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the property.
Intangibles for both in-place and above-market leases are amortized to expense over the remaining initial lease term while intangibles for both tenant relationships and below-market leases are amortized to expense over the remaining initial lease term and any expected renewal terms. No amortization period for any intangible asset will exceed the remaining depreciable life of the building. In the event that a lease is terminated, the unamortized portion of each intangible is charged to expense. The purchase price allocation in connection with the Merger is described in Note 3.
Real Estate Under Construction and Redevelopment
For properties under construction, operating expenses including interest charges and other property expenses, including real estate taxes, are capitalized rather than expensed and incidental revenue is recorded as a reduction of capitalized project (i.e., construction)

Notes To Consolidated Financial Statements
costs. Interest is capitalized by applying the interest rate applicable to outstanding borrowings to the average amount of accumulated expenditures for properties under construction during the period.
Cash and Cash Equivalents and Short-Term Investments
The Company considers all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. At December 31, 2006 and 2005, the Company’s cash and cash equivalents were held in the custody of several financial institutions, including international institutions, and these balances, at times, exceed federally insurable limits. The Company mitigates this risk by depositing funds only with major financial institutions.
Marketable Securities
Marketable securities, which consist of an interest in collateralized mortgage obligations as of December 31, 2006 and 2005 (see Note 10), are classified as available for sale securities and reported at fair value, with the Company’s interest in unrealized gains and losses on these securities reported as a component of other comprehensive income (loss) until realized.
Other Assets
Included in other assets are deferred charges and deferred rental income. Deferred charges are costs incurred in connection with mortgage financings and refinancings and are amortized over the terms of the mortgages using the effective interest method and included in interest expense in the accompanying consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents, which vary during the lease term, and rent recognized on a straight-line basis.
Deferred Acquisition Fees Payable to Affiliate
Fees are payable for services provided by the advisor to the Company relating to the identification, evaluation, negotiation, financing and purchase of properties. A portion of such fees is deferred and is payable in annual installments totaling 2% of the purchase price of the properties over no less than four years following the first anniversary of the date a property was purchased (see Note 4).
Treasury Stock
Treasury stock is recorded at cost.
Real Estate Leased to Others
Real estate is leased to others on a net lease basis whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. Expenditures for maintenance and repairs including routine betterments are charged to operations as incurred. Significant renovations that increase the useful life of the properties are capitalized. For the year ended December 31, 2006, lessees were responsible for the direct payment of real estate taxes of approximately $29,000.
The Company diversifies its real estate investments among various corporate tenants engaged in different industries, by property type and geographically. Two tenants, Mercury Partners, LP and U-Haul Moving Partners, Inc., jointly represented 10% of total lease revenue, inclusive of minority interest during 2006. Substantially all of the Company’s leases provide for either scheduled rent increases, periodic rent increases based on formulas indexed to increases in the Consumer Price Index (“CPI”) or percentage rents. CPI increases are contingent on future events and are therefore not included in straight-line rent calculations. Rents from percentage rents are recognized as reported by the lessees, that is, after the level of sales requiring a rental payment to the Company is reached.
The leases are accounted for as operating or direct financing leases. Such methods are described below:
Operating leases — Real estate is recorded at cost less accumulated depreciation; future minimum rental revenue is recognized on a straight-line basis over the term of the related leases and expenses (including depreciation) are charged to operations as incurred (Note 5).
Direct financing method — Leases accounted for under the direct financing method are recorded at their net investment (Note 6). Unearned income is deferred and amortized to income over the lease terms so as to produce a constant periodic rate of return on the Company’s net investment in the lease.

Notes To Consolidated Financial Statements
On an ongoing basis, the Company assesses its ability to collect rent and other tenant-based receivables and determines an appropriate allowance for uncollected amounts. Because the Company has a limited number of lessees (18 lessees represented approximately 65% of annual lease revenue during 2006), the Company believes that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. The Company generally recognizes a provision for uncollected rents and other tenant receivables and measures its allowance against actual arrearages. For amounts in arrears, the Company makes subjective judgments based on its knowledge of a lessee’s circumstances and may reserve for the entire receivable amount from a lessee because there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations. For the years ended December 31, 2006 and 2005, the allowance for uncollected rents was $458.
Depreciation
Depreciation of building and related improvements is computed using the straight-line method over the estimated useful lives of the properties — generally ranging from 30 to 40 years. Depreciation of tenant improvements is computed using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.
Impairments
When events or changes in circumstances indicate that the carrying amount may not be recoverable, the Company assesses the recoverability of its long-lived assets and certain intangible assets based on projections of undiscounted cash flows, without interest charges, over the life of such assets. In the event that such cash flows are insufficient, the assets are adjusted to their estimated fair value. The Company performs a review of its estimate of the residual value of its direct financing leases at least annually to determine whether there has been an other than temporary decline in the Company’s current estimate of residual value of the underlying real estate assets (i.e., the estimate of what the Company could realize upon sale of the property at the end of the lease term). If the review indicates a decline in residual value that is other than temporary, a loss is recognized and the accounting for the direct financing lease will be revised to reflect the decrease in the expected yield using the changed estimate, that is, a portion of the future cash flow from the lessee will be recognized as a return of principal rather than as revenue.
Investments in unconsolidated joint ventures are accounted for under the equity method and are recorded initially at cost as equity investments in real estate and are subsequently adjusted for the Company’s proportionate share of earnings and cash contributions and distributions. On a periodic basis, the Company assesses whether there are any indicators that the value of equity investments in real estate may be impaired and whether or not that impairment is other than temporary. To the extent impairment has occurred, the charge shall be measured as the excess of the carrying amount of the investment over the fair value of the investment.
When the Company identifies assets as held for sale, it discontinues depreciating the assets and estimates the sales price, net of selling costs, of such assets. If in the Company’s opinion, the net sales price of the assets which have been identified for sale is less than the net book value of the assets, an impairment charge is recognized and a valuation allowance is established. To the extent that a purchase and sale agreement has been entered into, the allowance is based on the negotiated sales price. To the extent that the Company has adopted a plan to sell an asset but has not entered into a sales agreement, it will make judgments of the net sales price based on current market information. The Company will continue to review the initial valuation for subsequent changes in the fair value less costs to sell and will recognize an additional impairment charge or a gain (not to exceed the cumulative loss previously recognized). If circumstances arise that previously were considered unlikely and, as a result, the Company decides not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the fair value at the date of the subsequent decision not to sell.
Foreign Currency Translation
The Company consolidates its real estate investments in the European Union and owns interests in properties in the European Union. The functional currencies for these investments are primarily the Euro and the British pound sterling (U.K.). The translation from these local currencies to the U.S. dollar is performed for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains and losses resulting from such translation are reported as a component of other comprehensive income as part of shareholders’ equity. As of December 31, 2006 and 2005, the cumulative foreign currency translation adjustment gain (loss) was $10,420 and ($4,547), respectively.
Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in the exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of that transaction. That

Notes To Consolidated Financial Statements
increase or decrease in the expected functional currency cash flows is a foreign currency transaction gain or loss that generally will be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) intercompany foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in the Company’s financial statements will not be included in determining net income but will be accounted for in the same manner as foreign currency translation adjustments and reported as a component of other comprehensive income as part of shareholder’s equity. The contributions to the equity investments in real estate were funded in part through subordinated debt.
Foreign currency intercompany transactions that are scheduled for settlement, consisting primarily of accrued interest and the translation to the reporting currency of intercompany subordinated debt with scheduled principal repayments, are included in the determination of net income, and the Company recognized unrealized gains (losses) of $1,958, ($2,736) and $2,091 from such transactions for the years ended December 31, 2006, 2005 and 2004, respectively. For the years ended December 31, 2006, 2005 and 2004, the Company recognized realized gains (losses) of $824, ($645) and $3,414, respectively, on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company.
Derivative Instruments
The Company accounts for its derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”). Certain stock warrants which were granted to the Company by lessees in connection with structuring the initial lease transactions are defined as derivative instruments because such stock warrants are readily convertible to cash or provide for net settlement upon conversion. Pursuant to SFAS 133, changes in the fair value of such derivative instruments are determined using an option pricing model and are recognized currently in earnings as gains or losses. Changes in fair value for the year ended December 31, 2006 generated an unrealized gain of $1,342. As of December 31, 2006, warrants issued to the Company by Information Resources, Inc., Compucom Systems, Inc. and Fitness Ventures are classified as derivative instruments and had an aggregate fair value of $1,891 and $549 at December 31, 2006 and 2005, respectively. The Company has interest rate swap instruments on variable rate loans which had notional amounts of $180,772 and $20,740 as of December 31, 2006 and 2005, respectively. The interest rate swaps are derivative instruments designated as a cash flow hedges which allow the Company to limit its exposure to interest rate movements. Changes in the fair value of the interest rate swap agreements are included in other comprehensive income (loss). The interest rate swaps were entered into in 2004 and 2006 and reflected unrealized gains (losses) of $2,782, ($903) and ($528) at December 31, 2006, 2005 and 2004, respectively.
Assets Held for Sale
Assets held for sale are accounted for at the lower of carrying value or fair value less costs to dispose. Assets are classified as held for sale when the Company has committed to a plan to actively market a property for sale and expects that a sale will be completed within one year. The results of operations and the related gain or loss on sale of properties classified as held for sale are included in discontinued operations (see Note 9).
If circumstances arise that previously were considered unlikely and, as a result, the Company decides not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the fair value at the date of the subsequent decision not to sell.
The Company recognizes gains and losses on the sale of properties when among other criteria, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price less any closing costs and the carrying value of the property.
Income Taxes
The Company has elected and expects to continue to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). In order to maintain its qualification as a REIT, the Company is required, among other things, to distribute at least 90% of its net taxable income (excluding net capital gains) to its shareholders and meet certain tests regarding the nature of its income and assets. As a REIT, the Company is not subject to U.S. federal income tax to the extent it

Notes To Consolidated Financial Statements
distributes its net taxable income annually to its shareholders. Accordingly, no provision for U.S. federal income taxes is included in the accompanying consolidated financial statements. The Company has and intends to continue to operate so that it meets the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If the Company were to fail to meet these requirements, the Company would be subject to U.S. federal income tax. The Company is subject to certain state, local and foreign taxes. State, local and franchise taxes of $149, $1,071 and $612 are included in general and administrative expenses for the years ended December 31, 2006, 2005 and 2004, respectively.
During the third quarter of 2005, upon being advised that certain distributions, beginning with the April 2004 distribution, might be construed to be preferential dividends, the Company promptly notified the IRS and submitted a request for a closing agreement. In March 2006, the Company entered into a closing agreement with the IRS, under which the IRS reached a final determination that it would not challenge the Company’s qualification as a REIT, or the deductibility of dividends paid to its shareholders, for the tax years ended December 31, 2005 and 2004 based upon the manner in which the Company issued shares in its distribution reinvestment plan. In settlement of this matter, the advisor made a payment of $129 to the IRS and the Company cancelled the issuance of a de minimis number of shares issued pursuant to its distribution reinvestment plan that may have caused the dividends to be preferential.
Earnings Per Share
The Company has a simple equity capital structure with only common stock outstanding. As a result, earnings per share, as presented, represents both basic and dilutive per-share amounts for all periods presented in the accompanying consolidated financial statements.
Recent Accounting Pronouncements
EITF 04-05
The Company adopted EITF 04-05 in June 2005 for all limited partnerships created or modified after June 29, 2005 and on January 1, 2006 for all other arrangements. Refer to Basis of Consolidation above for a discussion of the effect of EITF 04-05 on the Company’s financial position and results of operations.
FSP FAS 13-1
In October 2005, the FASB issued Staff Position No. 13-1 “Accounting for Rental Costs Incurred during a Construction Period” (“FSP FAS 13-1”). FSP FAS 13-1 addresses the accounting for rental costs associated with operating leases that are incurred during the construction period. FSP FAS 13-1 makes no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense, allocated over the lease term in accordance with SFAS No. 13 and Technical Bulletin 85-3. FSP FAS 13-1 is effective for the first reporting period beginning after December 15, 2005. The Company adopted FSP FAS 13-1 as required on January 1, 2006 and the initial application of this Staff Position did not have a material impact on its financial position or results of operations.
SFAS 155
In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments an Amendment of FASB No. 133 and 140” (“SFAS 155”). The purpose of SFAS 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. The Company must adopt SFAS 155 effective January 1, 2007 and does not believe that this adoption will have a material impact on its financial position or results of operations.
FIN 48
In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company not recognize in its consolidated financial statements the impact of a tax position that fails to meet the more likely than not recognition threshold based on the technical merits of the position. The Company must adopt FIN 48 effective January 1, 2007. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.
SAB 108
In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”) which was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.

Notes To Consolidated Financial Statements
Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement — including the reversing effect of prior year misstatements — but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. The Company currently uses the iron-curtain method for quantifying identified financial statement misstatements.
In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and roll-over methods. SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been used or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of the “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. The Company adopted SAB 108 effective December 31, 2006 using the cumulative effect transition method. The adoption of SAB 108 did not have an impact on the Company’s financial position or results of operations.
SFAS 157
In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective for the Company’s 2008 fiscal year, although early adoption is permitted. The Company believes that the adoption of SFAS 157 will not have a material effect on its financial position or results of operations.
Note 3. Business Combination with Carey Institutional Properties Incorporated
On September 1, 2004, a subsidiary of the Company and Carey Institutional Properties Incorporated (“CIP®”), an affiliated REIT managed by the advisor, completed a Merger pursuant to a merger agreement dated June 4, 2004 between the companies. The Merger provided a liquidation option for CIP® shareholders and provided for the continued growth and enhancement of the Company’s investment portfolio. Under the terms of the Merger, which was approved by the shareholders of both companies at special meetings of the shareholders of each company held on August 24, 2004, the Company’s subsidiary is the surviving company. The total purchase price for CIP® was $519,477, which is comprised of 17,420,571 shares ($174,206 based on $10 per share) of the Company’s common stock, $140,913 in consideration for CIP® shareholders who redeemed their interests, fair value of debt assumed of $202,186 and transaction costs of $2,172. Prior to the completion of the Merger, CIP®’s interests in certain real estate assets that did not meet the investment objectives of the Company were sold to the advisor.
Under the terms of the merger agreement, each CIP® shareholder had the option of receiving either 1.09 shares of newly issued Company common stock or $10.90 in cash for each CIP® common share that he or she owned as of August 31, 2004. The exchange ratio for issuing shares was based on a third party valuation of CIP® and pursuant to fairness opinions that each company received from separate investment banking firms. Shareholders holding 15,982,176 shares of CIP® common stock received 17,420,571 shares of Company common stock and shareholders holding 12,927,812 shares of CIP® common stock elected to receive cash of $140,913 in consideration for redeeming their CIP® interests.
The Company accounted for the Merger under the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based upon their fair values. The assets acquired primarily consist of commercial real estate assets net leased to single tenants, cash, a subordinated interest in a mortgage loan securitization, receivables and deposits. The liabilities assumed primarily consist of mortgage notes payable, accrued interest, accounts payable, security deposits and amounts due to former CIP® shareholders. The amounts due to former CIP® shareholders were paid prior to September 30, 2004. The results of operations for the year ended December 31, 2004 include CIP® for the period from September 1, 2004 to December 31, 2004.

Notes To Consolidated Financial Statements
In connection with evaluating the fair value of real estate interests acquired, the Company assigned a portion of the value to both tangible assets and intangible assets. Intangible assets consist of values attributable to above-market and below-market leases, in-place lease intangibles and tenant relationships. As more fully described in Note 2, the allocation of value to tangible and intangible assets is based on certain critical accounting estimates. The value attributed to tangible assets is determined in part using a discounted cash flow model which is intended to approximate what a third party would pay to purchase the property as vacant and rent at “market” rates. Above-market and below-market lease intangibles are based on the difference between the market rent and the contractual rents and are discounted to a present value using an interest rate reflecting the Company’s assessment of the risk associated with the lease acquired. In-place lease and tenant relationship values are based on the specific characteristics of each lease and estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. The fair values of the interest in the mortgage loan securitization and mortgage notes payable were determined using cash flow models and assumptions about market interest rates at or near the date of the Merger. Substantially all of the other assets acquired and liabilities assumed approximated their stated values and are short-term in nature.
Note 4. Agreements and Transactions with Related Parties
Pursuant to an advisory agreement between the Company and the advisor, the advisor performs certain services for the Company including the identification, evaluation, negotiation, financing, purchase and disposition of investments, the day-to-day management of the Company and the performance of certain administrative duties. The advisory agreement between the Company and the advisor provides that the advisor receive asset management and performance fees, each of which are 1/2 of 1% per annum of average invested assets as defined in the advisory agreement. The performance fees are subordinated to the performance criterion, a non-compounded cumulative distribution return of 6% per annum. The asset management and performance fees are be payable in cash or restricted stock at the option of the advisor. For 2006, the advisor elected to receive its performance fees in restricted shares of common stock of the Company. The Company incurred base asset management fees of $13,957, $11,468 and $7,881 in 2006, 2005 and 2004, respectively, with performance fees in like amounts, which are included in property expenses in the accompanying consolidated financial statements.
In connection with structuring and negotiating acquisitions and related mortgage financing on behalf of the Company, the advisory agreement provides for acquisition fees averaging not more than 4.5%, based on the aggregate cost of investments acquired, of which 2% is deferred and payable in equal annual installments each January over no less than four years following the first anniversary of the date a property was purchased. Unpaid installments bear interest at an annual rate of 6%. Current acquisition fees were $4,324, $6,630 and $17,373 for investments that were acquired during 2006, 2005 and 2004, respectively. Deferred acquisition fees were $3,459, $5,304 and $13,899 for investments that were acquired during 2006, 2005 and 2004, respectively, and are payable to the advisor. An annual installment of deferred fees was paid to the advisor in January 2006.
In connection with managing the Company’s day-to-day operations, the Company also reimburses the advisor for the allocated cost of personnel needed to provide administrative services necessary to the operations of the Company. The Company incurred personnel reimbursements of $3,921, $3,697 and $2,869 in 2006, 2005 and 2004, respectively, which are included in general and administrative expenses in the accompanying consolidated financial statements.
The advisor is obligated to reimburse the Company for the amount by which operating expenses of the Company exceeds the 2%/25% guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve-month period. If in any year the operating expenses of the Company exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse the Company for such excess, subject to certain conditions. If the independent directors find that such excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that such reimbursement would not cause the Company’s operating expenses to exceed this limit in any such year. Charges related to asset impairment, bankruptcy of lessees, lease payment defaults, extinguishment of debt or uninsured losses are generally not considered unusual and nonrecurring. A determination that a charge is unusual and nonrecurring, such as the costs of significant litigation that are not associated with day-to day operations, or uninsured losses that are beyond the size or scope of the usual course of business based on the event history and experience of the advisor and independent directors, is made at the sole discretion of the independent directors. The Company will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. The operating expenses of the Company have not exceeded the amount that would require the advisor to reimburse the Company.

Notes To Consolidated Financial Statements
The advisor is entitled to receive subordinated disposition fees based upon the cumulative proceeds arising from the sale of Company assets since the inception of the Company, subject to certain conditions. Pursuant to the subordination provisions of the advisory agreement, the disposition fees may be paid only after the shareholders receive 100% of their initial investment from the proceeds of asset sales and a cumulative annual distribution return of 6% (based on an initial share price of $10) since the inception of the Company. The advisor’s interest in such disposition fees amounted to $4,580 and $1,273 as of December 31, 2006 and 2005, respectively. Payment of such amount, however, cannot be made until the subordination provisions are met. The Company has concluded that payment of such disposition fees is probable and all fees from completed property sales have been accrued. Subordinated disposition fees are included in the determination of realized gain or loss on the sale of properties. The obligation for disposition fees is included in due to affiliates in the accompanying consolidated financial statements.
The Company owns interests in limited partnerships and limited liability companies which range from 30% to 75% and a jointly-controlled 64% interest in two properties subject to a master net lease, with the remaining interests generally owned by affiliates.
The Company is a participant in an entity with certain affiliates for the purpose of leasing office space used for the administration of real estate entities and sharing the associated costs. Pursuant to the terms of the agreement, the Company’s share of rental occupancy and leasehold improvement costs is based on gross revenues of the affiliates. Expenses incurred in 2006, 2005 and 2004 were $1,090, $1,010 and $471, respectively. The Company’s current share of aggregate future annual minimum lease payments is $886 through 2016.
In connection with the sale of a property in June 2006, the Company borrowed $84,000 from its advisor to defease the outstanding mortgage on the property. Proceeds from the sale were used to repay the borrowing. The Company incurred interest expense of $18 in connection with this borrowing.
Note 5. Real Estate
Real estate, which consists of land and buildings leased to others, at cost, and accounted for as operating leases is summarized as follows:

	December 31,
	2006	2005

Cost	$2,274,562	$1,832,767
Less: Accumulated depreciation	(145,486)	(78,274)

	$2,129,076	$1,754,493

As a result of adopting the provisions of EITF 04-05, the Company now consolidates five limited partnerships and two limited liability companies with net real estate assets of $345,334 at December 31, 2006 that were previously accounted for under the equity method of accounting.
The Company and an affiliate own interests in a venture owning 15 properties formerly leased to Starmark Holdings L.L.C. (“Starmark”) (formerly the parent of Starmark Camhood L.L.C.) under a master lease agreement. The Company owns a 44% interest and is the managing member in a venture which owns these properties and, therefore, consolidates the investment on its financial statements pursuant to its adoption of EITF 04-05. The Company also leases two wholly-owned properties to Starmark Holdings under a separate master lease agreement.
In January 2006, the advisor entered into a cooperation agreement with Starmark. Under this cooperation agreement, the advisor, on behalf of the Company and its affiliate, agreed to cooperate in Starmark’s efforts to sell its existing individual leasehold interests to third parties and restructure the lease agreements. Additionally, Starmark’s financial covenants were replaced by certain payment restrictions and an agreement to reserve certain of the proceeds of sale of the leasehold interests and other Starmark properties to cover certain costs the venture incurred in connection with transactions under the cooperation agreement.
In June 2006, the advisor approved a plan to restructure the master lease agreement with Starmark. Under the restructuring plan, six properties under the master lease agreement were re-leased to Life Time Fitness, Inc. (“Life Time”), a new tenant unaffiliated with Starmark, and Life Time entered into a commitment to provide $20,000 of improvements to these six properties. In connection with

Notes To Consolidated Financial Statements
the restructuring, four properties formerly leased to Starmark were transferred to Life Time in exchange for Life Time’s commitment to use $10,000 to fund a portion of the improvements to the six leased properties. This commitment is secured by letters of credit totaling $10,000. The venture has transferred title of these four properties to Life Time and the venture has no continuing involvement in the transferred properties. No gain or loss was recorded on the transfer of the four properties as the venture had previously written down the four transferred properties to their estimated fair values, as described below. The remaining $10,000 of improvements to the six leased properties will be funded through a rent abatement to the tenant of $2,322 and through security deposits and prepaid rent totaling $7,678 that were released by Starmark in the third quarter of 2006. The $20,000 of improvements are for the benefit of the venture and will be retained by the venture upon expiration of the lease. One additional property was re-leased to Town Sports International Holdings, Inc., a second new tenant unaffiliated with Starmark, on terms similar to the original lease with Starmark. The master lease agreement was amended to remove these properties.
As a result of approving the restructuring plan, during 2006, the venture recognized impairment charges on this investment totaling $27,571, comprised of a charge of $21,271 to write off intangible assets on properties leased to Starmark, of which $12,925 is included in income from continuing operations and $8,346 is included in income from discontinued operations, and an impairment charge of $6,300 included in income from discontinued operations to reduce the carrying value of the four transferred properties to their estimated fair values. The venture also prepaid/defeased the existing debt of $100,857 and incurred prepayment penalties and debt defeasance costs totaling $10,072. During the fourth quarter of 2006, the venture obtained new limited recourse mortgage financing of $80,000 on the Life Time properties at a fixed annual interest rate of 5.75% with a 10-year term.
In December 2006, a third party, Fitness Ventures LLC (“Fitness Ventures”) purchased 100% of the existing shareholders’ interests in the ownership of Starmark. At this time, Fitness Ventures issued the venture warrants to acquire up to 10% of its equity and entered into new leases for the four properties remaining under the master lease and for the two wholly-owned properties. The new leases have terms that are similar to the original leases. Concurrent with these transactions, the cooperation agreement with Starmark was terminated and the venture recognized lease termination income of $8,145, of which $7,678 represents security deposits and prepaid rent from Starmark and $467 represents the release of real estate tax escrows funded by the venture which have been replaced by escrows funded by the new lessees. Subsequent to the filing of the Company’s annual report on Form 10-K on March 26, 2007, the Company entered into contracts to sell the six properties leased to Fitness Ventures, and the net results of operations of these properties have been reclassified to discontinued operations for the years ended December 31, 2006, 2005 and 2004 (Note 19). The Company sold four of the properties in October 2007 for approximately $42,000, inclusive of minority interest of approximately $23,500, and sold the remaining two properties in November 2007 for approximately $34,000 (Note 9).
The amounts above are inclusive of minority interest. The minority venture partners will be allocated their share of the net income effects of the termination revenue and the defeasance/repayment costs of the existing debt in the periods described.
The scheduled future minimum rents, exclusive of renewals and expenses paid by tenants and future CPI–based increases, under non-cancelable operating leases are as follows:

Year ending December 31,
2007	$223,801
2008	224,688
2009	225,624
2010	224,365
2011	217,883
Thereafter through 2028	1,810,484

Notes To Consolidated Financial Statements
Note 6. Net Investment in Direct Financing Leases
Net investment in direct financing leases is summarized as follows:

	December 31,
	2006	2005
Minimum lease payments receivable	$788,766	$814,567
Unguaranteed residual value	381,777	345,551

	1,170,543	1,160,118
Less: unearned income	(689,844)	(719,703)

	$480,699	$440,415

During 2006, the Company recognized impairment charges totaling $721 on two properties as a result of declines in the unguaranteed residual value of these properties.
Scheduled future minimum rents, exclusive of renewals and expenses paid by tenants and future CPI–based increases, under non-cancelable direct financing leases are as follows:

Year ending December 31,
2007	$41,833
2008	41,656
2009	41,752
2010	42,062
2011	42,192
Thereafter through 2033	579,271
Percentage rent revenue was approximately $434 in 2006 and 2005. There was no percentage rent revenue in 2004.
Note 7. Equity Investments in Real Estate
The Company owns interests in single-tenant net leased properties leased to corporations through noncontrolling interests in (i) partnerships and limited liability companies in which its ownership interests are 50% or less and the Company exercises significant influence, and (ii) as tenants-in-common subject to common control. The ownership interests range from 30% to 64%. All of the underlying investments are owned with affiliates that have similar investment objectives as the Company. The lessees are Petsmart, Inc., Builders FirstSource, Inc., Hologic, Inc., Marriott International, Inc., The Upper Deck Co., Del Monte Corporation, The Talaria Company (doing business as The Hinckley Company) and Goertz + Schiele GmbH & Co. and subsidiaries. The interests in the Marriott, Upper Deck and Del Monte properties were acquired in September 2004 in connection with the Merger. The interest in Hinckley was acquired in May 2005. The interests in Goertz + Schiele were acquired in November and December 2006.
Summarized combined financial information of the equity investees is as follows:

	December 31,
	2006	2005
Assets (primarily real estate)	$412,578	$820,624
Liabilities (primarily mortgage notes payable)	(202,465)	(486,369)

Partners’ and members’ equity	$210,113	$334,255

Company’s share of equity investees’ net assets	$116,577	$185,055

Notes To Consolidated Financial Statements

	For the years ended December 31,
	2006	2005	2004
Revenue (primarily rental income and interest income from direct financing leases)	$43,390	$90,685	$84,612
Expenses (primarily interest on mortgages and depreciation)	(18,371)	(46,658)	(45,799)

Net income	$25,019	$44,027	$38,813

Company’s share of net income from equity investments in real estate	$7,849	$15,499	$10,065

As a result of adopting the provisions of EITF 04-05, the Company now consolidates five limited partnerships and two limited liability companies that were previously accounted for under the equity method of accounting, and had a carrying value of $83,214 at December 31, 2005.
Note 8. Acquisitions of Real Estate-Related Investments
Real Estate Acquired
2006 —The Company and an affiliate, through 75% and 25% interests in a venture, respectively, acquired an investment in Poland at a total cost of $183,300, which is based upon the applicable exchange rate of the Euro at the date of acquisition and is inclusive of minority interest. In connection with this investment, the Company and its affiliate obtained $145,222 of non-recourse mortgage financing, based upon the applicable exchange rate of the Euro at the date of acquisition and inclusive of minority interest. Although the mortgage financing is variable, as a result of entering into two interest rate swap agreements, the Company has an effective blended annual fixed interest rate of 5%. The financing has a term of 10 years.
2005 —The Company completed three investments, at a total cost of $374,527, which is based upon the applicable exchange rate at the date of acquisition where appropriate. In connection with these investments, $269,614 in limited recourse mortgage financing was obtained with a weighted average annual interest rate and term of approximately 4.5% and 10 years, respectively. Included in the total cost of investments is $106,649 representing an investment in certain land and office facilities located in Paris, France. In connection with this investment, the Company obtained limited recourse mortgage financing of $78,585, based upon the applicable exchange rate at the date of closing, at a fixed annual interest rate of 4.35% for a term of 10 years.
Equity Investments in Real Estate Acquired
2006 —The Company, together with an affiliate, completed two equity investments in real estate (one in the United States and one in Germany) in entities where the Company’s ownership interests are 50%. The Company is accounting for these investments under the equity method of accounting, as the Company does not have a controlling interest but exercises significant influence. The Company’s proportionate share of cost and limited recourse mortgage financing in these investments is $20,987 and $11,719, respectively, based upon the applicable exchange rate at the date of acquisition. The weighted average annual fixed interest rate and term of the mortgage financing is 5.73% and 10 years, respectively.
2005 —The Company, together with an affiliate, completed an equity investment in real estate in an entity where the Company’s ownership interest is less than 50%. The Company is accounting for this investment under the equity method of accounting, as the Company does not have a controlling interest. The Company’s proportionate share of cost and limited recourse mortgage financing in this investment is $17,496 and $10,500, respectively. The annual interest rate and term of the mortgage financing is 6.26% and 20 years, respectively.
Real Estate Under Construction
2006 —The Company entered into a build-to-suit project to construct an addition at an existing facility up to a total projected cost of $14,660 of which $8,654 was expended through December 31, 2006. In connection with this transaction, the Company refinanced a limited recourse mortgage of $15,800 for $25,000 in August 2006. This transaction allowed the Company to obtain additional limited recourse mortgage financing at a lower fixed annual interest rate of 6.56% versus 6.98%. The new financing matures in September 2026.
2005 —The Company entered into three build-to-suit projects to construct additions at existing facilities at a total cost of $10,702. In connection with the completion of real estate under construction, the Company obtained limited recourse mortgage financing of $31,879 at a weighted average interest rate and term of approximately 6.4% and 16.5 years, respectively. All real estate under construction had been placed in service as of December 31, 2005.

Notes To Consolidated Financial Statements
Note 9. Discontinued Operations
2007 — Subsequent to the filing of the Company’s annual report on Form 10-K on March 26, 2007, the Company entered into contracts to sell six properties leased to Fitness Ventures, and the net results of operations of these properties have been reclassified to discontinued operations for the years ended December 31, 2006, 2005 and 2004 (Note 19). The Company sold four of the properties in October 2007 for approximately $42,000, inclusive of minority interest of approximately $23,500 and sold the remaining two properties in November 2007 for approximately $34,000.
2006 — A consolidated venture in which the Company and an affiliate hold 60% and 40% interests, respectively, sold a property in New York, New York leased to Clear Channel for $200,012, net of selling costs and inclusive of minority interest of $80,005. In connection with the sale, the venture recognized a gain on the sale of $41,101, net of a $10,253 writeoff of unrecoverable receivables related to future stated rent increases (inclusive of minority interests of $16,441 and $4,101, respectively). In connection with the sale, the venture also repaid the existing limited recourse mortgage obligation of $81,166 and incurred a charge for prepayment penalties and related costs totaling $2,981 (inclusive of minority interest of $32,466 and $1,192, respectively).
The Company also sold two domestic properties and an international property for combined proceeds of $37,973, net of selling costs, and recognized a net gain on sale of $7,769. In addition, the Company has accounted for the transfer of four properties to Lifetime Time (see Note 5) as a sale, as title was transferred to the new tenant and the Company has no continuing involvement in the transferred properties. No gain or loss was recorded on the sale of the four properties as the Company recognized impairment charges totaling $8,614 (inclusive of minority interest of $4,824) during 2006 to reduce the carrying value of the four transferred properties to their estimated fair values.
2005 — The Company sold domestic and international properties for combined proceeds of $23,509, net of selling costs, and recognized a combined net gain on sale of $1,662, excluding a reserve for uncollected rents of $1,812 previously recorded against the international property and impairment charges totaling $5,610 previously recorded against the domestic property. Prior to the sale of the domestic property, the Company received cash of $150 and a $4,000 promissory note with a term of approximately five years from the former tenant in settlement of its remaining lease obligations. The former tenant also agreed to forfeit its $1,694 security deposit. Through December 31, 2006, the tenant has made periodic payments totaling $1,300 on the promissory note. The Company has reserved for substantially all the remaining amounts due under the note.
In November 2005, the Company entered into a deed-in-lieu transaction with the lender of limited recourse mortgage financing at a partially vacant property in Tulsa, Oklahoma. In connection with this transaction, the Company transferred the property to the lender in return for release from the outstanding debt obligation and recorded a charge on extinguishment of debt of $363. The Company had previously recognized impairment charges totaling $24,600 against this property. During 2005, the Company also sold certain equipment at this property and recorded a loss of $1,091.
2004 — The Company sold a domestic property for $11,041, net of selling costs, and recognized a gain of $478. This property was acquired in September 2004 in connection with the Merger.
In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations, impairment charges, gain or loss on sale of real estate and minority interest in income for properties held for sale are reflected in the accompanying consolidated financial statements as discontinued operations for all periods presented and are summarized as follows:

	For the years ended December 31,
	2006	2005	2004
Revenues (primarily rental revenues)	$16,926	$24,401	$23,351
Expenses (primarily interest on mortgages including mortgage prepayment penalty, depreciation and property expenses)	(10,881)	(16,770)	(15,411)
Gain on sales of real estate, net	48,870	571	478
Impairment charges on assets held for sale	(14,646)	(1,210)	(5,000)
Minority interest in income	(11,176)	(2,899)	(2,745)

Income from discontinued operations	$29,093	$4,093	$673

Notes To Consolidated Financial Statements
Note 10. Interest in Mortgage Loan Securitization
The Company is accounting for its subordinated interest in the Carey Commercial Mortgage Trust (“CCMT”) mortgage securitization, acquired in September 2004 in connection with the Merger, as an available-for-sale security, which is measured at fair value with all gains and losses from changes in fair value reported as a component of accumulated other comprehensive income as part of shareholders’ equity.
As of December 31, 2006 and 2005, the fair value of the Company’s interest was $11,129 and $11,323, respectively, reflecting an unrealized gain (loss) of $43 and ($147) and accumulated amortization of $914 and $529 at December 31, 2006 and 2005, respectively. The fair value of the Company’s interests in the CCMT mortgage securitization is determined using a discounted cash flow model with assumptions of market rates and the credit quality of the underlying lessees.
One of the key variables in determining the fair value of the subordinated interest is current interest rates. As required by SFAS 140, “Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities,” a sensitivity analysis of the current value of the interest based on adverse changes in the market interest rates of 1% and 2% is as follows:

	Fair value as of	1% adverse	2% adverse
	December 31, 2006	change	change
Fair value of the Company’s interest in CCMT	$11,129	$10,703	$10,297
The above sensitivity is hypothetical and changes in fair value, based on a 1% or 2% variation, should not be extrapolated because the relationship of the change in assumption to the change in fair value may not always be linear.
Note 11. Intangibles
In connection with its acquisition of properties, the Company has recorded net lease intangibles of $313,413, which are being amortized over periods ranging from six years and five months to 40 years. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to revenue. Below-market rent intangibles are included in prepaid and deferred rental income and security deposits in the accompanying consolidated financial statements.
Intangibles are summarized as follows:

	December 31,
	2006	2005
Lease intangibles
In-place lease	$201,568	$157,737
Tenant relationship	36,585	29,474
Above-market rent	100,012	76,359
Less: accumulated amortization	(52,514)	(26,699)

	285,651	236,871

Below-market rent	(24,752)	(18,775)
Less: accumulated amortization	2,960	1,622

	(21,792)	(17,153)

Net amortization of intangibles, including the effect of foreign currency translation, was $22,653, $18,458 and $7,370 for the years ended December 31, 2006, 2005 and 2004, respectively. Based on the intangibles recorded through December 31, 2006, annual net amortization of intangibles for each of the next five years is expected to be $22,792.
As a result of adopting the provisions of EITF 04-05, the Company now consolidates five limited partnerships and two limited liability companies with net intangible assets of $37,275 at December 31, 2006 that were previously accounted for under the equity method of accounting.

Notes To Consolidated Financial Statements
In connection with the restructuring of a master lease agreement with Starmark, the Company has written off intangible assets totaling $21,271 (inclusive of minority interest of $10,460). During 2006, six properties under the master lease agreement were re-leased to a new tenant unaffiliated with Starmark and four properties were transferred to this tenant as a lease inducement. In connection with the transfer, the Company reclassified the results of operations of these properties as discontinued operations (see Note 9). Subsequent to the filing of the Company’s annual report on Form 10-K on March 26, 2007, the Company entered into contracts to sell six additional properties that were classified as held for use and reported as continuing operations at December 31, 2006, and the net results of operations of these properties have been reclassified to discontinued operations for the years ended December 31, 2006, 2005 and 2004 (Note 19). Of the total intangible assets written off, $16,272 relates to in-place lease intangible assets, of which $10,214 is included in income from continuing operations and $6,058 is included in income from discontinued operations, and $4,999 relates to tenant relationship intangible assets of which $2,711 is included in income from continuing operations and $2,288 is included in income from discontinued operations.
Note 12. Disclosure About Fair Value of Financial Instruments
The Company’s mortgage notes payable had a carrying value of $1,845,884 and $1,476,980 and an estimated fair value of $1,842,466 and $1,470,571 at December 31, 2006 and 2005, respectively. The Company’s marketable securities, including the interest in CCMT, had a carrying value of $11,086 and $11,470 and a fair value of $11,129 and $11,323 at December 31, 2006 and 2005, respectively. The carrying values of other financial assets and liabilities approximated their fair values at December 31, 2006 and 2005. The fair value of debt instruments was evaluated using a discounted cash flow model with rates which take into account the credit of the tenants and interest rates risks.
Note 13. Mortgage Notes Payable
Mortgage notes payable, all of which are limited recourse to the Company, are collateralized by an assignment of real property and direct financing leases with a carrying value of $2,609,978 as of December 31, 2006. All of the Company’s mortgage notes payable either bear interest at fixed rates, are fixed through the use of interest rate swap instruments that convert variable rate debt service obligations to a fixed rate, or are at a fixed rate but which convert to variable rates during their term. Mortgage notes payable had fixed annual interest rates ranging from 4.25% to 10% and variable annual interest rates ranging from 5% to 6.87% as of December 31, 2006.
Scheduled principal payments during each of the next five years and thereafter are as follows:

Year ending December 31,	Total Debt	Fixed Rate Debt	Variable Rate Debt
2007	$41,262	$35,156	$6,106
2008	40,333	33,515	6,818
2009	156,385	148,723	7,662
2010	70,067	61,622	8,445
2011	152,437	143,295	9,142
Thereafter through 2032	1,385,400	1,122,887	262,513

Total	$1,845,884	$1,545,198	$300,686

Note 14. Commitments and Contingencies
As of December 31, 2006, the Company was not involved in any material litigation.
In March 2004, following a broker-dealer examination of Carey Financial, LLC (“Carey Financial”), the wholly-owned broker-dealer subsidiary of the advisor, by the staff of the SEC, Carey Financial received a letter from the staff of the SEC alleging certain infractions by Carey Financial of the Securities Act of 1933, the Securities Exchange Act of 1934, the rules and regulations thereunder and those of the National Association of Securities Dealers, Inc. (“NASD”).
The staff alleged that in connection with a public offering of shares of the Company, Carey Financial and its retail distributors sold certain securities without an effective registration statement. Specifically, the staff alleged that the delivery of investor funds into escrow after completion of the first phase of the offering (the “Phase I Offering”), completed in the fourth quarter of 2002 but before a

Notes To Consolidated Financial Statements
registration statement with respect to the second phase of the offering (the “Phase II Offering”) became effective in the first quarter of 2003, constituted sales of securities in violation of Section 5 of the Securities Act of 1933. In addition, in the March 2004 letter the staff raised issues about whether actions taken in connection with the Phase II offering were adequately disclosed to investors in the Phase I Offering. In the event the SEC pursues these allegations, or if affected investors of the Company bring a similar private action, the Company might be required to offer the affected investors the opportunity to receive a return of their investment. It cannot be determined at this time if, as a consequence of investor funds being returned by the Company, Carey Financial would be required to return to the Company the commissions paid by the Company on purchases actually rescinded. Further, as part of any action against the advisor, the SEC could seek disgorgement of any such commissions or different or additional penalties or relief, including without limitation, injunctive relief and/or civil monetary penalties, irrespective of the outcome of any rescission offer. The potential effect such a rescission offer or SEC action may ultimately have on the operations of the advisor, Carey Financial or the REITs managed by the advisor, including the Company cannot be predicted at this time.
The staff also alleged in the March 2004 letter that the prospectus delivered with respect to the Phase I Offering contained material misrepresentations and omissions in violation of Section 17 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder in that the prospectus failed to disclose that (i) the proceeds of the Phase I Offering would be used to advance commissions and expenses payable with respect to the Phase II Offering, and (ii) the payment of dividends to Phase II shareholders whose funds had been held in escrow pending effectiveness of the registration statement resulted in significantly higher annualized rates of return than were being earned by Phase I shareholders. Carey Financial has reimbursed the Company for the interest cost of advancing the commissions that were later recovered by the Company from the Phase II Offering proceeds.
In June 2004, the Division of Enforcement of the SEC (“Enforcement Staff”) commenced an investigation into compliance with the registration requirements of the Securities Act of 1933 in connection with the public offerings of shares of the Company during 2002 and 2003. In December 2004, the scope of the Enforcement Staff’s inquiries broadened to include broker-dealer compensation arrangements in connection with the Company and other REITs managed by the advisor, as well as the disclosure of such arrangements. At that time the advisor and Carey Financial received a subpoena from the Enforcement Staff seeking documents relating to payments by the advisor, Carey Financial, and REITs managed by the advisor to (or requests for payment received from) any broker-dealer, excluding selling commissions and selected dealer fees. The advisor and Carey Financial subsequently received additional subpoenas and requests for information from the Enforcement Staff seeking, among other things, information relating to any revenue sharing agreements or payments (defined to include any payment to a broker-dealer, excluding selling commissions and selected dealer fees) made by the advisor, Carey Financial or any advisor-managed REIT in connection with the distribution of advisor-managed REITs or the retention or maintenance of REIT assets. Other information sought by the SEC includes information concerning the accounting treatment and disclosure of any such payments, communications with third parties (including other REIT issuers) concerning revenue sharing, and documents concerning the calculation of underwriting compensation in connection with the REIT offerings under applicable NASD rules.
In response to the Enforcement Staff’s subpoenas and requests, the advisor and Carey Financial have produced documents relating to payments made to certain broker-dealers, both during and after the offering process, for certain of the REITs managed by the advisor (including Corporate Property Associates 10 Incorporated (“CPA®:10”), CIP®, Corporate Property Associates 12 Incorporated (“CPA®:12”), Corporate Property Associates 14 Incorporated (“CPA®:14”) and the Company), in addition to selling commissions and selected dealer fees.
Among the payments reflected in documents produced to the Enforcement Staff were certain payments, aggregating in excess of $9,600, made to a broker-dealer which distributed shares of the REITs. The expenses associated with these payments, which were made during the period from early 2000 through the end of 2003, were borne by and accounted for on the books and records of the REITs. Of these payments, CPA®:10 paid in excess of $40; CIP® paid in excess of $875; CPA®:12 paid in excess of $2,455; CPA®:14 paid in excess of $4,990; and the Company paid in excess of $1,240. In addition, other smaller payments by the REITs to the same and other broker-dealers have been identified aggregating less than $1,000.
The advisor, Carey Financial and the REITs, including the Company, are cooperating fully with this investigation and have provided information to the Enforcement Staff in response to the subpoenas and requests. Although no formal regulatory action has been initiated against the advisor or Carey Financial in connection with the matters being investigated, the Company expects the SEC may pursue an action against either or both of them. The nature of the relief or remedies the SEC may seek cannot be predicted at this time. If an action is brought, it could have a material adverse effect on the advisor, Carey Financial and the Company, and the magnitude of that effect would not necessarily be limited to the payments described above but could include other payments and civil monetary penalties. In addition, any action brought against the advisor or Carey Financial could have an indirect material adverse effect on the

Notes To Consolidated Financial Statements
Company because of the Company’s dependence on the advisor and Carey Financial for a broad range of services.
Several state securities regulators have sought information from Carey Financial relating to the matters described above. While one or more states may commence proceedings against Carey Financial in connection with these inquiries, the Company does not currently expect that these inquiries will have a material effect on the advisor or Carey Financial incremental to that caused by any SEC action.
Note 15. Risk Management and Use of Financial Instruments
Risk Management
In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk on its interest-bearing liabilities. Credit risk is the risk of default on the Company’s operations and tenants’ inability or unwillingness to make contractually required payments. Market risk includes changes in the value of the properties and related loans held by the Company due to changes in interest rates or other market factors. In addition, the Company transacts business in Belgium, Finland, France, Germany, Poland and the United Kingdom and is also subject to the risks associated with changing exchange rates.
Use of Derivative Financial Instruments
The Company is exposed to the impact of interest rate changes primarily through its borrowing activities. To limit this exposure, the Company attempts to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, the Company may obtain variable rate mortgage loans and may enter into interest rate swap agreements with lenders which effectively convert the variable rate debt service obligations of the loan to a fixed rate. These interest rate swaps are derivative instruments designated as cash flow hedges on the forecasted interest payments on the debt obligation. The Company’s objective in using derivatives is to limit its exposure to interest rate movements. The Company does not use derivative instruments to hedge foreign exchange rate risk exposure, credit/market risks or for speculative purposes.
The Company is also exposed to foreign exchange rate movements in the Euro and British Pound. The Company manages foreign exchange rate movements by generally placing both our debt obligation to the lender and the tenant’s rental obligation to us in the local currency but remain subject to such movements to the extent of the difference.
During 2006, the Company obtained a €120,257 variable rate mortgage loan ($145,222 based upon the applicable exchange rate at the date of acquisition), and entered into two interest rate swap agreements which combined have a notional amount which match the scheduled debt principal amounts to the outstanding balance over the related term ending July 2016. The interest rate swap agreements became effective in July 2006. An affiliate of the Company owns a 25% interest in this venture. During 2004, the Company obtained a $23,171 variable rate mortgage loan and concurrently entered into an interest rate swap agreement, which has a notional amount of $23,139 and $20,740 as of December 31, 2006 and 2005, respectively and a term ending February 2014.
At December 31, 2006, the interest rate swaps had a fair value of $3,676 and were included in other assets. At December 31, 2005, the sole interest rate swap had a fair value liability of $903. The change in net unrealized gain (loss) of $3,685, $375 and $528 for the years ended December 31, 2006, 2005 and 2004, respectively, are included in other comprehensive income in shareholders’ equity.
The Company owns stock warrants that were granted to the Company by lessees in connection with structuring the initial lease transactions which are defined as derivative instruments because these stock warrants are readily convertible to cash or provide for net settlement upon conversion. Changes in fair value for the years ended December 31, 2006 and 2005, generated an unrealized gain of $1,342 and $172, respectively. As of December 31, 2006 and 2005, warrants issued to the Company by Information Resources, Inc., Compucom Systems, Inc. and Fitness Ventures are classified as derivative instruments and had an aggregate fair value of $1,891 and $549, respectively.
Concentration of Credit Risk
Concentrations of credit risk arise when a number of tenants are engaged in similar business activities, or conduct business in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. The Company regularly monitors its portfolio to assess potential concentrations of credit risk. The Company believes our portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks.

Notes To Consolidated Financial Statements
The Company’s real estate properties and related loans are located in the United States (66%) and Europe (34%), with France (15%) representing the only significant concentration (greater than 10% of annualized lease revenue). In addition, Mercury Moving Partners LP and U-Haul Moving Partners, Inc. jointly represented 10% of lease revenue in 2006, inclusive of minority interest. The Company’s real estate properties contain significant concentrations in the following asset types as of December 31, 2006: office (26%), industrial (18%), warehouse/distribution (17%), retail (15%) and self-storage (10%) and the following tenant industries as of December 31, 2006: retail trade (22%) and electronics (12%).
Note 16. Shareholders’ Equity
Distributions
Distributions paid to shareholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. For the three years ended December 31, 2006, distributions per share reported for tax purposes were as follows:

	2006	2005	2004
Ordinary income	$0.38	$0.24	$0.40
Capital gains	0.27	—	0.04
Return of capital	—	0.40	0.19

	$0.65	$0.64	$0.63

The Company declared a quarterly distribution of $0.1644 per share in December 2006, which was paid in January 2007 to shareholders of record as of December 31, 2006.
Accumulated Other Comprehensive Income (Loss)
As of December 31, 2006 and 2005, accumulated other comprehensive income (loss) reflected in shareholders’ equity is comprised of the following:

	2006	2005
Unrealized gain (loss) on marketable securities	$43	$(147)
Unrealized gain (loss) on derivative instruments	2,782	(903)
Foreign currency translation adjustment	10,420	(4,547)

Accumulated other comprehensive income (loss)	$13,245	$(5,597)

Note 17. Segment Information
The Company has determined that it operates in one business segment, real estate operations, with domestic and foreign investments.
Geographic information for the real estate operations segment is as follows:

2006	Domestic	Foreign(1)	Total Company
Revenues	$186,113	$94,597	$280,710
Operating expenses	(89,465)	(31,317)	(120,782)
Income from equity investments in real estate	7,833	16	7,849
Interest expense, net	(75,036)	(39,755)	(114,791)
Other, net (2)	(13,727)	(1,717)	(15,444)

Income from continuing operations	$15,718	$21,824	$37,542

Equity investments in real estate	$107,946	$8,631	$116,577
Total long-lived assets	1,907,493	1,116,097	3,023,590
Total assets	2,164,221	1,172,075	3,336,296

Notes To Consolidated Financial Statements

2005	Domestic	Foreign(1)	Total Company
Revenues	$133,274	$69,747	$203,021
Operating expenses	(63,455)	(23,736)	(87,191)
Income from equity investments in real estate	15,204	295	15,499
Interest expense, net	(48,227)	(28,680)	(76,907)
Other, net (2)	(6,132)	(8,574)	(14,706)

Income from continuing operations	$30,664	$9,052	$39,716

Equity investments in real estate	$182,298	$2,757	$185,055
Total long-lived assets	1,792,321	824,513	2,616,834
Total assets	1,981,608	874,893	2,856,501

2004	Domestic	Foreign(1)	Total Company
Revenues	$93,313	$38,817	$132,130
Operating expenses	(45,110)	(12,387)	(57,497)
Income from equity investments in real estate	9,889	176	10,065
Interest expense, net	(29,344)	(15,898)	(45,242)
Other, net (2)	(3,339)	2,096	(1,243)

Income from continuing operations	$25,409	$12,804	$38,213

Equity investments in real estate	$177,522	$2,957	$180,479
Total long-lived assets	1,850,051	570,736	2,420,787
Total assets	2,120,272	598,124	2,718,396

(1)	Consists of operations in the European Union.

(2)	Consists of minority interest in income and gains and losses on foreign currency transactions and other gains, net.
Note 18. Selected Quarterly Financial Data (unaudited)

	For the three months ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Revenues (1)	$62,970	$68,934	$69,117	$79,689
Operating expenses (1)	(24,163)	(39,711)	(27,803)	(29,105)
Net income	15,339	22,493	5,296	23,507
Earnings per share	0.12	0.17	0.05	0.18
Distributions declared per share	0.1614	0.1624	0.1634	0.1644

	For the three months ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenues (1)	$47,403	$48,436	$52,998	$54,184
Operating expenses (1)	(20,398)	(20,580)	(24,386)	(21,827)
Net income	7,636	11,343	8,415	16,415
Earnings per share	0.06	0.09	0.07	0.13
Distributions declared per share	0.1589	0.1594	0.1599	0.1604

(1)	Certain amounts from previous quarters have been retrospectively adjusted for discontinued operations (Note 9). In addition, the operations of certain properties have been retrospectively adjusted for discontinued operations subsequent to the filing of the Company’s annual report on Form 10-K on March 26, 2007 (Note 19).

Notes To Consolidated Financial Statements
Note 19. Subsequent Events
In January 2007, the Company obtained $11,100 of limited recourse mortgage financing on an existing domestic property which was previously unencumbered. The mortgage financing has an annual fixed interest rate of 5.6% and a 10 year term.
Effective April 2, 2007, Trevor Bond is resigning from the Company’s board of directors in connection with his appointment to the advisor’s board of directors. Marshall Blume was appointed as an independent director of the Company’s board of directors, effective April 2, 2007.
Retrospective Adjustment for Discontinued Operations
Subsequent to the filing of the Company’s annual report on Form 10-K on March 26, 2007, the Company entered into contracts to sell six properties that were classified as held for use and reported as continuing operations at December 31, 2006. Four of these properties had previously been accounted for as equity investments in real estate and were consolidated beginning on January 1, 2006 in accordance with our adoption of EITF 04-05. In accordance with SFAS No. 144, the accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of these properties have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2006, 2005 and 2004, respectively. The net effect of the reclassification represents an increase of $2,317, or 7%, in the Company’s previously reported income from continuing operations for the year ended December 31, 2006 and a decrease of $944, or 2% and $919, or 2%, in the Company’s previously reported income from continuing operations for the years ended December 31, 2005 and 2004, respectively. There is no effect on the Company’s previously reported net income, financial condition or cash flows.

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
as of December 31, 2006
(in thousands)

											Life on which
											Depreciation
											in Latest
				Costs Capitalized	Increase	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of Period (d)			Accumulated	Date	Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (d)	Acquired	Computed
Real Estate Under Operating Leases:
Industrial facilities in Bluffton, Ohio; Auburn, Indiana and Milan, Tennessee	$11,567	$1,180	$19,816	$16	$—	$1,180	$19,832	$21,012	$2,534	Apr 2002	40 years
Land in Irvine, California	3,052	4,930	—	—	—	4,930	—	4,930	—	May 2002	N/A
Office facility in Alpharetta, Georgia	8,063	1,750	11,339	—	—	1,750	11,339	13,089	1,447	Jun 2002	40 years
Office facility in Clinton, New Jersey	27,819	—	47,016	3	—	—	47,019	47,019	5,472	Aug 2002	40 years
Warehouse/distribution and office facilities in Miami, Florida	9,973	6,600	8,870	40	—	6,600	8,910	15,510	1,144	Sep 2002	40 years
Office facilities in St Petersburg, Florida	19,821	1,750	7,408	21,563	922	3,200	28,443	31,643	2,974	Sep 2002	40 years
Movie Theatre in Baton Rouge, Louisiana	—	4,767	6,912	—	286	4,767	7,198	11,965	651	Oct 2002	40 years
Office facilities in San Diego, California	19,011	8,050	22,047	24	—	8,050	22,071	30,121	2,928	Oct 2002	40 years
Industrial facilities in Richmond, California	—	870	4,098	—	—	870	4,098	4,968	460	Nov 2002	40 years
Nursing care facilities in Chatou, Poissy, Rosny sous Bois, Paris, Rueil Malmaison and Sarcelles, France	41,528	5,329	35,001	11,273	4,738	7,034	49,307	56,341	6,299	Dec 2002	40 years
Warehouse and distribution and industrial facilities in Kingman, Arizona; Woodland, California; Jonesboro, Georgia; Kansas City, Missouri; Springfield, Oregon; Fogelsville, Pennsylvania and Corsicana, Texas	72,793	19,250	101,536	—	7	19,250	101,543	120,793	10,271	Dec 2002	40 years
Warehouse/distribution facilities in Lens, Nimes, Colomiers, Thuit Hebert, Ploufragen and Cholet, France	119,914	11,250	95,123	49,863	10,414	16,274	150,376	166,650	17,645	Dec 2002	40 years
Warehouse/distribution facilities in Orlando, Florida; Macon, Georgia; Rocky Mount, North Carolina and Lewisville, Texas	17,133	3,440	26,975	—	131	3,440	27,106	30,546	3,105	Dec 2002	40 years
Fitness and recreational sports centers in Tampa and Boca Raton Florida; Eden Prairie, Fridley, Bloomington and St Louis Park, Minnesota and Albuquerque, New Mexico	80,000	44,473	111,521	—	(16,711)	39,612	99,671	139,283	9,900	Feb 2003	40 years
Industrial facilities in Chattanooga, Tennessee	—	540	5,881	—	—	540	5,881	6,421	570	Feb 2003	40 years
Industrial facilities in Mooresville, North Carolina	8,536	600	13,837	—	—	600	13,837	14,437	1,340	Feb 2003	40 years
Industrial facility in MaCalla, Alabama	7,995	1,750	13,545	—	—	1,750	13,545	15,295	944	Mar 2003	40 years
Office facility in Lower Makefield T, Pennsylvania	13,045	900	20,120	—	—	900	20,120	21,020	1,865	Apr 2003	40 years
Land in Dublin, Ireland	1,010	1,783	—	—	181	1,964	—	1,964	—	Apr 2003	N/A
Warehouse/distribution facility in Virginia Beach, Virginia	21,906	3,000	32,241	—	—	3,000	32,241	35,241	2,787	Jul 2003	40 years
Industrial facility in Fort Smith, Arizona	—	980	7,262	—	—	980	7,262	8,242	628	Jul 2003	40 years
Retail facilities in Greenwood, Indiana and Buffalo, New York	12,276	—	14,676	4,891	—	—	19,567	19,567	1,506	Aug 2003 Aug 2003	40 years
Industrial facilities in Bowling Green, Kentucky and Jackson, Tennessee	8,040	680	11,723	—	—	680	11,723	12,403	989	Aug 2003	40 years
Industrial facilities in Mattoon, Illinois; Holyoke, Massachusetts; Morristown, Tennessee and a warehouse/distribution facility in Westfield, Massachusetts	8,906	1,230	15,707	—	10	1,230	15,717	16,947	1,326	Aug 2003	40 years
Indiustrial facility in Rancho Cucamonga, California and educational facilities in Glendale Heights, Illinois; Exton, Pennsylvania and Avondale, Arizona	46,227	12,932	6,937	61,871	719	12,932	69,527	82,459	3,916	Sep 2003 Dec 2003 Feb 2004 Sep 2004	40 years
Sports facilities in Rochester Hills and Canton, Michigan	25,678	9,791	32,780	—	—	9,791	32,780	42,571	2,697	Sep 2003	40 years
Industrial facilities in St. Petersburg, Florida; Buffalo Grove, Illinois; West Lafayette, Indiana; Excelsior Springs, Missouri and North Versailles, Pennsylvania	15,841	4,980	21,905	2	4	4,980	21,911	26,891	1,768	Oct 2003	40 years
Sports facilities in Atlanta, Georgia and Bel Air, Maryland	15,036	5,262	20,113	—	—	5,262	20,113	25,375	1,571	Nov 2003	40 years
Industrial facilities in Tolleson, Arizona; Alsip, Illinois and Solvay, New York	19,953	4,210	23,911	2,640	3,106	4,210	29,657	33,867	2,177	Nov 2003	40 years
Industrial facility in Kahl, Germany	11,780	7,070	—	—	408	7,478	—	7,478	—	Dec 2003	N/A

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
(in thousands)

											Life on which
											Depreciation
											in Latest
				Costs Capitalized	Increase	Gross Amount at which Carried					Statement of
		Initial Cost to Company		Subsequent to	(Decrease) in Net	at Close of Period (d)			Accumulated	Date	Income is
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Land	Buildings	Total	Depreciation (d)	Acquired	Computed
Real Estate Under Operating Leases (Continued):
Land in Memphis, Tennessee and sports facilities in Bedford, Texas and Englewood, Colorado	10,096	4,392	9,314	—	—	4,392	9,314	13,706	663	Dec 2003 Sep 2004	40 years
Office facilities in Brussels, Belgium	12,186	2,232	8,796	2,786	936	2,388	12,362	14,750	1,029	Jan 2004	40 years
Warehouse/distribution facilities in Oceanside, California and Concordville, Pennsylvania	5,929	2,575	5,490	6	—	2,575	5,496	8,071	406	Jan 2004	40 years
Office facility in Peachtree City, Georgia	5,160	990	6,874	—	(3)	990	6,871	7,861	480	Mar 2004	40 years
Self-storage/trucking facilities in numerous locations throughout the USA	175,206	69,080	189,082	—	28	69,080	189,110	258,190	12,804	Apr 2004	40 years
Warehouse/distribution facility in La Vista, Nebraska	24,933	5,700	648	21,787	1,149	5,700	23,584	29,284	771	May 2004	40 years
Office facility in Pleasanton, California	17,649	16,230	14,052	5	—	16,230	14,057	30,287	922	May 2004	40 years
Office facility in San Marcos, Texas	—	225	1,180	—	—	225	1,180	1,405	75	Jun 2004	40 years
Office facilities in Espoo, Finland	73,746	16,766	68,556	(172)	5,460	17,899	72,711	90,610	4,472	Jul 2004	40 years
Office facilities in Guyancourt, Conflans, St. Honorine, Ymare, Laval and Aubagne, France	78,494	21,869	65,213	357	7,907	23,907	71,439	95,346	4,333	Jul 2004	40 years
Office facilities in Chicago, Illinois (c)	23,360	4,910	32,974	—	10	4,910	32,984	37,894	1,890	Sep 2004	40 years
Industrial facility in Louisville, Colorado (c)	14,272	1,892	19,612	—	—	1,892	19,612	21,504	1,124	Sep 2004	40 years
Industrial facilities in Hollywood and Orlando, Florida (c)	—	1,244	2,490	—	—	1,244	2,490	3,734	143	Sep 2004	40 years
Office facility in Playa Vista, California (c)	18,342	20,950	7,329	—	—	20,950	7,329	28,279	420	Sep 2004	40 years
Industrial facility in Golden, Colorado (c)	3,267	1,719	4,689	634	—	1,719	5,323	7,042	371	Sep 2004	40 years
Industrial facilities in Texarkana, Texas and Orem, Utah (c)	3,484	616	3,723	—	—	616	3,723	4,339	213	Sep 2004	40 years
Industrial facility in Eugene, Oregon (c)	4,919	1,009	6,739	—	4	1,009	6,743	7,752	386	Sep 2004	40 years
Warehouse/distribution facility in Rotherham, United Kingdom (c)	2,804	347	2,591	—	(2,938)	—	—	—	—	Sep 2004	40 years
Office facility in Little Germany, United Kingdom (c)	4,496	103	3,978	—	370	112	4,339	4,451	249	Sep 2004	40 years
Industrial facility in Neenah, Wisconsin (c)	5,091	262	4,728	—	—	262	4,728	4,990	271	Sep 2004	40 years
Industrial facility in South Jordan, Utah (c)	8,393	2,477	5,829	—	—	2,477	5,829	8,306	334	Sep 2004	40 years
Warehouse/distribution facility in Ennis, Texas (c)	2,789	190	4,512	—	—	190	4,512	4,702	259	Sep 2004	40 years
Land in Chandler and Tucson, Arizona; Alhambra, Chino, Garden Grove and Tustin, California; Naperville, Illinois; Westland and Canton, Michigan; Carrollton, Duncansville and Lewisville, Texas and educational facilities in Newport News, Centreville, Manas	6,510	5,830	3,270	—	—	5,830	3,270	9,100	187	Sep 2004	40 years
Retail facilities in Oklahoma City, Oklahoma and Round Rock, Texas (c)	10,710	5,361	7,680	—	3	5,361	7,683	13,044	440	Sep 2004	40 years
Land in Fort Collins, Colorado; Matteson and Schaumburg, Illinois; North Attleboro, Massachusetts; Nashua, New Hampshire; Albequerque, New Mexico; Houston, Fort Worth, Dallas, Beaumont and Arlington, Texas and Virginia Beach, Virginia (c)	11,982	36,964	—	—	—	36,964	—	36,964	—	Sep 2004	N/A
Land in North Little Rock, Arizona (c)	—	772	—	—	—	772	—	772	—	Sep 2004	N/A
Land in Farmington, Connecticut and Braintree, Massachusetts (c)	1,650	2,972	—	—	—	2,972	—	2,972	—	Sep 2004	N/A
Industrial facility in Sunnyvale, California	62,096	33,916	37,744	—	—	33,916	37,744	71,660	9,686	Sep 2004	40 years
Office facility in Dallas, Texas	19,884	7,402	23,822	—	29	7,402	23,851	31,253	5,469	Sep 2004	40 years
Office facilities in Helsinki, Finland	81,652	24,688	71,815	—	(2,309)	24,062	70,132	94,194	3,434	Jan 2005	40 years
Office facility in Paris, France	85,358	24,180	60,846	580	7,400	26,406	66,600	93,006	2,409	Jul 2005	40 years
Retail facilities in Bydgoszcz, Czestochowa, Jablonna, Katowice, Kielce, Lodz, Lubin, Olsztyn, Opole, Plock, Walbrzych, Warsaw and Warszawa, Poland	157,631	38,233	122,575	—	14,238	41,801	133,245	175,046	3,332	Mar 2006	30 years

	$1,578,992	$525,443	$1,534,451	$178,169	$36,499	$537,507	$1,737,055	$2,274,562	$145,486

SCHEDULE III — REAL ESTATE and ACCUMULATED DEPRECIATION
(in thousands)

						Gross Amount at
				Costs Capitalized	Increase (Decrease)	which Carried at
		Initial Cost to Company		Subsequent to	in Net	Close of	Date
Description	Encumbrances	Land	Buildings	Acquisition (a)	Investments (b)	Period Total	Acquired
Direct Financing Method:
Office facility in Irvine, California	$6,002	$—	$8,525	$69	$1,101	$9,695	May 2002
Warehouse and distribution facilities in Mesquite, Texas	6,763	1,513	10,843	2,824	—	15,180	Jun 2002
Warehouse and distribution facility in Birmingham, United Kingdom	31,652	6,315	25,926	7,433	7,829	47,503	Jan 2003 Mar 2003
Industrial facility in Rochester, Minnesota	6,760	2,250	10,328	—	625	13,203	Mar 2003
Industrial facilities in Bradford, Belfast, Darwen, Stoke-on-Trent and Rochdale, United Kingdom, and Dublin, Ireland	22,130	5,113	32,123	58	5,642	42,936	Apr 2003
Office facilities in Corpus Christi, Odessa, San Marcos and Waco, Texas	6,924	1,800	12,022	—	(296)	13,526	Aug 2003
Retail facility in Freehold, New Jersey	5,717	—	9,611	—	(40)	9,571	Aug 2003
Industrial facilities in Shelby Township and Port Huron, Michigan	6,969	1,330	10,302	19	(260)	11,391	Nov 2003
Industrial facility in Kahl, Germany	—	7,070	10,137	—	(7,158)	10,049	Dec 2003
Industrial facilities in Mentor, Ohio and Franklin, Tennessee	4,318	1,060	6,108	—	2	7,170	Apr 2004
Retail Stores in Fort Collins, Colorado; Matteson, Illinois, Schaumburg, Illinois, North Attleboro; Massachusetts; Nashua, New Hampshire; Albequerque, New Mexico; Houston, Fort Worth, Dallas, Beaumont and Arlington, Texas and Virginia Beach, Virginia (c)	14,559	—	48,231	68	(3,999)	44,300	Sep 2004
Retail facilities in Conway and North Little Rock, Arizona (c)	—	—	5,204	—	(38)	5,166	Sep 2004
Warehouse and distribution facilities in Lima, Ohio (c)	8,013	657	12,731	—	(415)	12,973	Sep 2004
Retail facility in Plano, Texas (c)	—	1,119	4,165	—	(178)	5,106	Sep 2004
Sports facility in Memphis, Tennessee (c)	3,108	—	6,511	—	(797)	5,714	Sep 2004
Industrial facility in Owingsville, Kentucky (c)	150	16	4,917	—	(124)	4,809	Sep 2004
Retail facilities in Farmington, Connecticut and Braintree, Massachusetts (c)	6,356	—	12,617	—	(655)	11,962	Sep 2004
Education facilities in Chandler and Tucson, Arizona; Alhambra, Chino, Garden Grove and Tustin, California; Naperville, Illinois; Westland and Canton, Michigan; Carrollton, Duncansville and Lewisville, Texas (c)	4,098	—	6,734	—	(455)	6,279	Sep 2004
Industrial facility in Brownwood, Texas (c)	4,283	142	5,141	—	(222)	5,061	Sep 2004
Retail facilities in Greenport, Ellenville and Warwick, New York (c)	14,565	1,939	17,078	—	339	19,356	Sep 2004
Education facility in Glendale Heights, Illinois (c)	3,104	—	9,435	—	(1,503)	7,932	Sep 2004
Retail facilities in Osnabruck, Borken, Bunde, Arnstadt, Dorsten, Duisburg, Freiberg, Leimbach-Kaiserro, Monheim, Oberhausen, Rodewisch, Sankt Augustin, Schmalkalden, Stendal, Wuppertal and Monheim, Germany	111,421	26,470	127,701	6,451	11,195	171,817	Jun 2005

	$266,892	$56,794	$396,390	$16,922	$10,593	$480,699

NOTES TO SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
(in thousands)

(a)	Consists of the costs of improvements subsequent to purchase and acquisition costs including construction costs on build-to-suit transactions, legal fees, appraisal fees, title costs and other related professional fees.

(b)	The (decrease) increase in net investment is due to the amortization of unearned income producing a constant periodic rate of return on the net investment which is more (less) than lease payments received, impairment charges and foreign currency translation adjustments.

(c)	Acquired September 1, 2004 in connection with the Merger.

(d)	Reconciliation of real estate and accumulation depreciation:

	Reconciliation of Real Estate Accounted for
	Under Operating Leases December 31,
	2006	2005	2004
Balance at beginning of year	$1,832,767	$1,742,822	$883,462
Additions	165,948	202,745	749,153
Dispositions	(180,164)	(46,030)	(6,520)
Impairment charge	(6,322)	(600)	(5,000)
Foreign currency translation adjustment	75,956	(71,104)	40,336
Reclassification of real estate under construction	—	19,837	100,845
Reclassification from direct financing lease	—	—	7,070
Reclassification to equity investment	—	—	(6,933)
Reclassification to assets held for sale	—	(14,903)	(19,589)
Consolidation of investments pursuant to the adoption of EITF 04-05	386,377	—	—

Balance at close of year	$2,274,562	$1,832,767	$1,742,824

	Reconciliation of Accumulated Depreciation
	December 31,
	2006	2005	2004
Balance at beginning of year	$78,274	$47,756	$18,725
Depreciation expense	43,543	36,101	28,070
Depreciation expense included in discontinued operations	2,070	1,269	204
Reclassification of accumulated depreciation to assets held for sale	—	(1,030)	(204)
Dispositions	(10,677)	(3,806)	—
Foreign currency translation adjustment	2,974	(2,016)	961
Consolidation of investments pursuant to the adoption of EITF 04-05	29,302	—	—

Balance at close of year	$145,486	$78,274	$47,756

At December 31, 2006, the aggregate cost of real estate owned by the Company and its consolidated subsidiaries for U.S. federal income tax purposes is $2,823,427.